EXHIBIT 34 - ATTESTATION REPORT ON ASSESSMENT OF SERVICING CRITERIA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Florida Power & Light Company
Juno Beach, Florida

We have examined management's assertion, included in the accompanying management's report on Assessment of Servicing Criteria, that Florida Power & Light Company (the "Company") complied with the applicable servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB applicable for FPL Recovery Funding LLC's Senior Secured Bonds, Series A (the "Platform") as of December 31, 2007 and for the period May 22, 2007 to December 31, 2007, excluding criteria 1122(d)(1)(ii), (1)(iii), (1)(iv), (2)(iii), (2)(vi), (4)(iii), (4)(v), (4)(ix), (4)(xi), (4)(xii), (4)(xiii), and (4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform.  Management is responsible for the Company's compliance with the servicing criteria.  Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of December 31, 2007 and for the period May 22, 2007 through December 31, 2007 for FPL Recovery Funding LLC's Senior Secured Bonds, Series A is fairly stated, in all material respects.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
March 13, 2008